Exhibit 99

                                PRESS RELEASE

July 16, 2003

            UNION BANKSHARES ANNOUNCES THREE-FOR-TWO STOCK SPLIT,
                    QUARTERLY CASH DIVIDEND AND EARNINGS

(Morrisville, Vermont) - The Board of Directors of Union Bankshares, Inc. (AMEX: UNB) today declared a three-for-two stock split, in the form of a 50% stock dividend, and a quarterly cash dividend on the Company's common shares.

On August 8, 2003 Union shareholders will receive one additional share of common stock for every two shares they hold of record on July 26, 2003. Shareholders entitled to receive fractional shares will receive a cash payment in lieu of the fractional share, based on the stock's closing price on July 25, 2003, the last trading day preceding the record date, adjusted pro rata to reflect the effect of the stock split.

In addition, a regular quarterly cash dividend of $0.30 per pre-split share (equivalent to $.20 per post-split share) will be paid on July 30, 2003 to shareholders of record on July 26, 2003.

The Company also announced net income for the quarter ended June 30, 2003 of $1.189 million, or $.39 per pre-split share, compared to $1.083 million, or $.35 per share, for the same period last year. During the quarter the Company completed the previously announced merger of its two Vermont bank subsidiaries, under the name and charter of Union Bank.

Commenting on the stock split, President and CEO Ken Gibbons stated that "the Board believes the lower per share price and increased number of shares outstanding should help to make the stock accessible to a broader base of investors and should improve the stock's liquidity." "We are pleased with our stock's strong performance, especially in light of the prevailing economic climate," he continued.

Upon completion of the split, the number of common shares issued and outstanding will be approximately 4,545,800. Certificates for the additional shares and any fractional share settlement will be mailed on or about August 8, 2003 by the Company's transfer agent, its wholly owned subsidiary, Union Bank.

Union, with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont. As of June 30, 2003 the Company had approximately $335.9 million in consolidated assets and operated 12 banking offices and 28 ATM facilities in Vermont and a loan origination office in the adjacent Littleton, New Hampshire market.

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Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov.